UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 20, 2009

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	000-53088	91-2079472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 West Fifth Avenue, Post Falls, Idaho	83854
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	208-773-7450

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Shareholder Approval of the Command Center, Inc. 2008 Stock Incentive Plan

On January 20, 2009, the Shareholders of Command Center, Inc. (the “Company”), approved the 2008 Stock Incentive Plan (the "Incentive Plan"), which the Company’s Board of Directors had previously adopted, subject to Shareholder approval, on October 24, 2008.  A total of 25,196,235 shares or 69.4% of the 36,310,053 shares issued and outstanding on the record date were represented in person or by proxy at the meeting.  A quorum was present and of the shares represented, 19,394,749 shares or 76.9% of the quorum voted in favor of the Incentive Plan.

The Incentive Plan provides for the issuance of stock options for up to 6,400,000 shares (subject to adjustment) of Command Center, Inc. common stock to officers, directors, key employees and consultants of the Company.  Options granted to employees under the Incentive Plan, including directors and officers who are employees, may be incentive stock options or non-qualified stock options. Options granted to others under the Incentive Plan are limited to non-qualified stock options.

The Incentive Plan is administered by the Board of Directors or a committee designated by the Board of Directors. The Board of Directors has designated the Compensation Committee of the Board of Directors (the "Committee") as the committee that has the authority to administer the Incentive Plan. Subject to the provisions of the Incentive Plan, the Committee has the authority to determine the officers, employees and consultants to whom options will be granted, the number of shares covered by each option, vesting rights and the terms and conditions of each option that is granted to them. However, the aggregate fair market value (determined at the time the option is granted) of the shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year cannot exceed $100,000. Options granted pursuant to the Incentive Plan are exercisable no later than ten years after the date of grant.

The exercise price per share of common stock for options granted under the Incentive Plan will be the fair market value of the Company's common stock on the date of grant, except for incentive stock options granted to a holder of ten percent or more of the Company’s common stock, for whom the exercise price per share will not be less than 110% of the fair market value. No option can be granted under the Incentive Plan after the seventh anniversary of approval of the Incentive Plan by the Company’s shareholders.

The foregoing description of the Incentive Plan is not complete and is qualified in its entirety by reference to the more detailed description of the Incentive Plan contained in, and the full text of the Incentive Plan which was attached to, the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on December 15, 2008 in connection with the Company’s 2009 Annual Meeting of Shareholders.

Shareholder Approval of the Command Center, Inc. 2008 Employee Stock Purchase Plan

On January 20, 2009, the Shareholders of the Company approved the Command Center, Inc. 2008 Employee Stock Purchase Plan (the “Purchase Plan”) , which the Company’s Board of Directors had previously adopted, subject to Shareholder approval, on October 24, 2008.  A total of 25,196,235 shares or 69.4% of the 36,310,053 shares issued and outstanding on the record date were represented in person or by proxy at the meeting.  A quorum was present and of the shares represented, 19,492,499 shares or 77.4% of the quorum voted in favor of the Purchase Plan.

The purpose of the Purchase Plan is to provide eligible employees who wish to become shareholders of the Company with a convenient method of doing so.

The Purchase Plan consists of twelve separate consecutive six-month offerings of rights to purchase shares that will be made to all eligible employees, unless the Purchase Plan is otherwise terminated.  The offering periods will commence on January 1 and July 1 of each year and end on the last business day of the following December and June, respectively.  Shares are purchased on the last day of each offering period.  Any person who is customarily employed at least 32 hours per week and five months per calendar year by the Company on the first day of an offering period is eligible to participate in that offering.

Unless otherwise provided by the Board prior to the commencement of an offering, the purchase price for that offering period shall be equal to eighty-five percent (85%) of the lesser of (a) the fair market value of a share of common stock on the first day of the offering, or (b) the fair market value of a share of common stock on the last day of the offering period, when the shares are purchased.  The Board may suspend or terminate the Purchase Plan at any time.  The Purchase Plan will terminate on the earliest to occur of: December 31, 2014, when all the shares reserved for issuance under the Purchase Plan have been issued, when the Board acts to terminate the Purchase Plan, or upon the date of a merger or consolidation in which the Company is not the surviving corporation.

The foregoing description of the Purchase Plan is not complete and is qualified in its entirety by reference to the more detailed description of the Purchase Plan contained in, and the full text of the Purchase Plan which was attached to, the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on December 15, 2008 in connection with the Company’s 2009 Annual Meeting of Shareholders.

Item 7.01 Regulation FD Disclosure

On January 21, 2009, the Company announced the election of directors and the shareholder approval of the Command Center, Inc. Incentive Plan and Purchase Plan.  A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated by reference herein.

This information is being disclosed pursuant to Regulation FD.  Accordingly, the information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits

Exhibit 99.1	Press Release, dated January 21, 2009 announcing shareholder election of directors and approval of the Incentive Plan and the Purchase Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Command Center, Inc. /s/ Brad E. Herr Brad E. Herr, CFO and Secretary	January 27, 2009